Exhibit 21.1

List of Subsidiaries of PubCo

The following list of subsidiaries applies after completion of the Business Combination (as defined in the proxy statement/prospectus which is part of this Registration Statement):

Legal Name	Jurisdiction of Incorporation
Newco (as defined in the proxy statement/prospectus which is part of this Registration Statement)(1)	Cayman Islands
BAC1 Holdings Inc.	Cayman Islands
SuperBac Biotechnology Solutions S.A.	Brazil
SuperBac Indústria e Comércio de Fertilizantes S.A.	Brazil
Theriot Capital Group, Inc.	Panama

(1) To be incorporated prior to consummation of the Business Combination.